Exhibit 99.2

Saratoga Resources Begins Trading on the NYSE Amex under its New Symbol “SARA” and Sends Update Letter to its Shareholders

Houston, Texas – July 20, 2011 – Saratoga Resources, Inc. (AMEX: SARA), today began trading on the NYSE Amex under the trading symbol ‘SARA’.

Saratoga also sent the following letter updating its shareholders on recent developments:

“Dear Shareholder:

Since we last communicated with our shareholders in mid-2010, Saratoga has experienced a number of significant and exciting developments and we wanted to take the opportunity to speak directly to you, our shareholders, regarding where we are, where we have come from and where we are going as a company.

Looking back, in May 2010 we exited bankruptcy having preserved 100% of the interests of our equity holders, paid our creditors 100 cents on the dollar and extended the maturity on our then existing credit facilities to April 2012.

Since that time, we have achieved a number of significant milestones that have positioned Saratoga for what we believe is an exciting future. Among the accomplishments of the last year, we have:

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Refinanced all of our prior debt facilities, and reduced our total debt, with the July 2012 issuance of $127.5 million of five year senior secured notes;

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Raised over $35 million in new equity;

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Canceled warrants held by our prior lender to purchase 2 million shares at $0.01 per share;

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Listed our common stock on the NYSE Amex;

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Strengthened our balance, including increasing cash by 400%;

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Improved operating performance, including improving operating efficiency and achieving profitability; and

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Increased our development budget and accelerated our development operations.

A more detailed discussion of the above developments follows.  For further information, you are directed to our website, www.saratogaresources.com and to our periodic filings with the Securities and Exchange Commission.

NYSE Amex Listing

Commencing July 20, 2011, our common stock is listed on the NYSE Amex under the symbol SARA.

We are particularly excited by our listing on the NYSE Amex which we expect to increase our liquidity and market exposure. Please be sure to look for our stock under our new symbol “SARA.”

Financing

From April to July 2011, we completed three financing transactions that have substantially strengthened our balance sheet and our cash position while reducing our total debt.  As a result of those financings, we have secured funding to support our development program while retiring $135.3 million of debt owed to Wayzata and the resulting cancellation of a warrant in favor of Wayzata to acquire 2 million shares of our common stock at $0.01 per share while also retiring $10.2 million of letter of credit obligations.

Gross proceeds realized from our recent financings totaled approximately $160 million consisting of:

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$127.5 million of 12.5% senior secured notes due 2016;

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$7.4 million of equity, comprised of 2,481,316 shares of common stock at $3.00 per share together with warrants to purchase an aggregate of 1,240,658 shares of common stock at $5.00 per share (closed in April 2011 when stock price was approximately $2.60); and

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$28.3 million of equity, comprised of 5,650,000 shares of common stock at $5.00 per share.

Our debt and equity offerings were placed with leading institutional investors in the U.S. and in Europe with funds managed by Blackstone Group’s (NYSE: BX) affiliate GSO Capital Partners acting as lead investors in both the equity and debt offerings, accounting for $75 million of the senior note offering and $20 million of the $5.00 common stock offering.

Development Program

We have also had a successful start to our 2011 development program with 6 recompletions, 1 workover and multiple infrastructure projects as follows:

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Successful workover of the QQ #193 well at Grand Bay;

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Two recompletions at Main Pass Field, 16432 #10 and #11;

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Installation of replacement compressor at Main Pass Field to support higher production rate from #2, #10 and #11 wells through increased compression for gas lift;

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Successful recompletions in DP #9, LP #6 and QQ #168 wells at Grand Bay;

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Pressure tested 8-mile 4” HP pipeline to re-direct production from wells close to Breton Sound 51 Field to Breton Sound 32; and

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Ongoing expansion of Breton Sound 32 facility with increased compression.

We have taken delivery of a rig to drill our Catina well in Breton Sound 51. The well is expected to spud on or about July 20, 2011 with drilling operations anticipated to last approximately 14 days and completion operations anticipated to last approximately 14 additional days. Production will be directed back to our Main Pass 46 facility. We then expect to drill our Rio Grande prospect, which will be a similar well in terms of time and cost to Catina. Later this year we hope to drill North Tiger at Breton Sound 18 Field, MP47 QQ #15 Updip and the 3763 #16 well at Vermilion 16 Field.

Reserves

At year end 2010, our proved reserves of 18 MMBOE and total reserves of 29 MMBOE had a PV10 value of >$400 million and >$1,250 million respectively, using YE 2010 NYMEX strip pricing. Our 2011 development program has already added close to $20 million in PV10 value to our PDP reserves. Additionally, our full field studies show exciting potential in both undeveloped shallow (<3,000 feet) formations as well as several deep (>15,000 feet) structures that potentially hold up to 5.8 TCF and 600 MMBO of hydrocarbons. Our deep prospects are lookalike structures to recent high profile discoveries of McMoran. Development of our deep prospects is expected to be undertaken in joint venture arrangements with industry partners.

Current production is 70% weighted towards oil that trades at a 15-20% premium to WTI and at a premium to pricing reflected in our year end reserves.

In conclusion, we are excited about what we have accomplished over the last year and about the company’s outlook going forward.

We look forward to reporting back to you as we continue to grow our company and remind you to follow us under our new NYSE Amex trading symbol “SARA.”

Sincerely,

Andy C. Clifford

President”

About Saratoga Resources

Saratoga is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana. Principal holdings cover 33,869 gross (31,125 net) acres, mostly held-by-production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana.

Saratoga's stock currently trades on the NYSE Amex under the symbol AMEX: SARA.  Following the recent equity issuances, Saratoga has 25,989,513 total shares outstanding. Saratoga’s corporate headquarters are located at 7500 San Felipe, Suite 675, Houston, Texas 77063, telephone (713) 458-1560, facsimile (713) 458-1561.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results.  Those risks include, among others, risks associated with increased competition, results of drilling and development operations, production levels, commodity prices, ability to control operating costs and other business factors beyond the Company’s control.  Those and other risks are described in the Company’s filings with the Securities and Exchange Commission, copies of which are available from the SEC or may be obtained upon request from the Company.

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